Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aksys, Ltd.:

We consent to incorporation by reference in the registration statements (Nos. 333-76142, 333-44668, 333-36674, 333-89188, 333-97763, 333-100557, 333-102651 and 333-114396) on Form S-3 and (Nos. 333-64134, 333-64136, and 333-18073) on Form S-8 of Aksys, Ltd. and subsidiaries of our report dated April 13, 2006, with respect to the consolidated balance sheets of Aksys, Ltd. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K/A of Aksys, Ltd.

KPMG LLP

Chicago, Illinois
April 24, 2006